Exhibit 99.(k)(i)

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of August 21, 2013 is between Center Coast MLP & Infrastructure Fund, a Delaware Statutory (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

1.                                      Appointment as Transfer Agent. The Company hereby appoints AST to act as sole transfer agent and registrar for the common shares of beneficial interest of the Company and for any such other securities as the Company may request in writing (the “Shares”) in accordance with the terms and conditions hereof, and AST hereby accepts such appointment.  In connection with the appointment of AST as transfer agent and registrar for the Company, the Company shall provide AST: (a) Specimens of all forms of outstanding certificates, if any, in the forms approved by the board of trustees of the Company, with a certificate of the secretary of the Company as to such approval; (b) Specimens of the signatures of the officers of the Company authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests; (c) A copy of the declaration of trust and by-laws of the Company and, on a continuing basis, copies of all material amendments to such declaration of trust or by-laws made after the date of this Agreement (such amendments to be provided promptly after such amendments are made); and (d) If applicable, sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Company authorized to sign share certificates and bearing the Company’s corporate seal (if required). AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Company.

2.                                      Services. AST shall provide the services listed on Annex A hereto. AST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and AST. Should AST so elect, AST shall be entitled to provide services to reunify shareholders with their assets, provided the Company incurs no additional charge for such services. Furthermore, AST shall provide information agent and proxy solicitation services to the Company on terms to be mutually agreed upon by the parties hereto.

3.                                      Company Representations and Warranties.

a.  The Company represents and warrants to AST that: (i) it is a statutory trust duly organized and validly existing and in good standing under the laws of the state of its incorporation; (ii) it is empowered under applicable laws and governing instruments to enter into and perform this Agreement; and (iii) all proceedings required by such governing instruments and applicable law have been taken to authorize it to enter into and perform this Agreement.

b.  All shares issued and outstanding as of the date hereof, or to be issued during the term of this appointment, are/shall be duly authorized, validly issued, fully paid and non-assessable.

AST Confidential and Proprietary Information — Version April 2013

All such shares are (or, in the case of shares that have not yet been issued, will be) duly registered under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any shares not so registered were or shall be issued or transferred in a transaction or series of transactions exempt from the registration provisions of the relevant law, and in each such issuance or transfer, the Company was or shall be so advised by its legal counsel and all shares issued or to be issued bear or shall bear all appropriate legends.

c.  The Company shall promptly advise AST in writing of any change in the capital structure of the Company, and the Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

4.                                      AST’s Reliance.

a.  AST may act and rely on, and shall incur no liability and shall be indemnified by the Company from any liability whatsoever in acting in accordance with, written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless prior thereto (i) the Company shall have advised AST in writing that it is entitled to act and rely only on written instructions of designated officers of the Company; (ii) it furnishes AST with an appropriate incumbency certificate for such officers and their signatures; and (iii) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also act and rely on advice, opinions or instructions received from the Company’s legal counsel. AST may, in any event, act and rely on advice received from its legal counsel.

b.  AST may act and rely on, and shall incur no liability and shall be indemnified by the Company from any liability whatsoever in acting in accordance with: (i) any writing or other instruction believed by it in good faith to have been furnished by or on behalf of the Company or a holder of one or more Shares (a “Shareholder”), including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) on any statement of fact contained in any such writing or instruction which AST in good faith does not believe to be inaccurate; (iii) on the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; (iv) on the authenticity and genuineness of any signature (manual or facsimile) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Company.

5.                                      Transfer Agent Representations.  AST represents and warrants to the Company that:

(a) It is duly organized, existing and in good standing under the laws of the State of New York;

(b) It is qualified to carry on its business in jurisdictions in which it is present;

(c) It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement;

(d) All corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into this Agreement; and

(e) It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act, and such registration will remain in effect for the duration of this Agreement;

(f) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(g) Upon request, it will provide information or reports to the Company or the Company’s Chief Compliance Officer, as necessary for the Company or the Company’s Chief Compliance Officer to comply with Rule 38a-1 under the 1940 Act.

6.                                      Standard of Care. AST provide its services as transfer agent in accordance with the applicable provisions of Section 17A under the 1934 Act. In performing the responsibilities delegated to it under this Agreement, AST shall at all times act in good faith and agrees to exercise reasonable care, diligence and expertise of a professional transfer agent having responsibility for providing transfer agent services to investment companies registered under the 1940 Act.

7.                                      Compensation. AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred, including without limitation reasonable legal costs and costs of responding to subpoenas related to the Company’s records (regardless of whether AST is still an Agent for the Company) in connection with its acting as Agent. The compensation shall be determined in accordance with the fee schedule set forth on Annex B hereto, In the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. In the event that the Company, without terminating this Agreement in its entirety, retains a third-party to provide services already provided hereunder, the Company shall pay to AST a reasonable fee to compensate AST for costs associated with interfacing with such third-party as mutually agreed upon by the Company and AST. On termination of its services as Agent, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination.

8.                                      Performance of Services. In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than forty-five (45) days, AST shall have the right to terminate or suspend its services upon notice to the Company. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under this Agreement. On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

9.                                      AST as Distributor of Funds. All funds received by AST for distribution on behalf of the Company will, if so requested, be deposited by AST in a segregated bank account. The Company, which will, upon request, be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. The Company shall also have the responsibility to discharge all escheat obligations relating to such funds. If so requested by AST, the Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

10.                               Lost Certificates. AST shall be authorized to issue replacement certificates for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

11.                               Overissue. If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Company). If such records do not exist or if such certificate cannot be reconciled with such records, then AST will notify the Company. If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue.

12.                               Limitations on AST’s Responsibilities. AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s declaration of trust or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

13.                               Limitations on AST’s Liability. In no event shall AST have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover. AST’s liability arising out of or in connection with its acting as Agent for the Company shall not exceed the aggregate amount of all fees (excluding expenses) paid under this Agreement in the twelve (12) month period immediately preceding the date of the first event giving rise to liability.

14.                               Indemnities. From and at all times after the date of this Agreement, the Company covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (each, an “Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including reasonable legal and other fees and expenses) incurred by or asserted against any Indemnified Party arising out of or in connection with entering into this Agreement, the performance of AST’s duties thereunder, or the enforcement of the indemnity hereunder, except for such losses, liabilities or expenses incurred as a result of an Indemnified Party’s gross negligence, bad faith or willful misconduct or reckless disregard by AST of its obligations and duties under this agreement.. The Company shall not be liable under this indemnity with respect to any claim against an Indemnified Party unless the Company is notified of the written assertion of such a claim, or of any action commenced against an Indemnified Party, promptly after AST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by AST to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs. All provisions regarding indemnification, liability and limits thereon shall survive the termination of this Agreement.

15.                               No Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only AST and the Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries of this Agreement.

16.                               Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

17.                               Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

18.                               Assignment. AST may assign this Agreement or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company.

19.                               Term. The initial term of this Agreement shall be three (3) years from the date hereof and the appointment shall automatically he renewed for further three (3) year successive terms without further action of the parties, unless written notice is provided by either party at least ninety (90) days prior to the end of the initial or any subsequent three (3) year period. The term of this appointment shall be governed in accordance with this paragraph, notwithstanding the cessation of active trading in the capital stock of the Company.

20.                               Disaster Recovery. AST shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for periodic backup of computer files and data with respect to the Company and emergency use of electronic data processing equipment. In the event of equipment failures, AST shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions caused by equipment failure.

21.                               Confidentiality/Privacy.

(a) The parties agree that any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required by applicable law or at the request of the Commission or other governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

(b) AST as adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information in accordance with applicable state and federal standards and to ensure compliance with Regulation S-P. Information about the Company’s customers shall not be disclosed, sold, or used in any way, except: (1) to carry out the terms of this Agreement; and (2) disclosure pursuant to law, rule, regulation or court or administrative order.

22.                               Notices. The address of the Company to which notices may be sent is Center Coast MLP & Infrastructure Fund, 1100 Louisiana Street, Suite 5025, Houston Texas 77002 Attention: Dan C. Tutcher. The address of AST to which notices may be sent is 6201 15th Avenue, Brooklyn, New York 11219, Attention: General Counsel

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC		Center Coast MLP & Infrastructure Fund

By:	/s/ Carlos Pinto	By:	/s/ William H. Bauch
	Name: Carlos Pinto		Name: William H. Bauch
	Title: Senior Vice President		Title: CFO/CCO